Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of Collegiate Funding Services, Inc. of our report dated March 6, 2004, with respect to the consolidated financial statements of Collegiate Funding Services, Inc. as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and the period May 17, 2002 through December 31, 2002 and the consolidated financial statements of Collegiate Funding Services LLC (Predecessor) for the period January 1, 2002 through May 16, 2002, included in the Registration Statement (Form S-1 No. 333-114466) for the registration of shares of Collegiate Funding Services Inc.’s common stock, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

McLean, Virginia
January 4, 2005